EXHIBIT 10.4

MASTER SERVICES AGREEMENT

This Master Services Agreement is made by and between ALTISOURCE SOLUTIONS S.À R.L., a Luxembourg private limited liability company (“Altisource”) and ALTISOURCE RESIDENTIAL CORPORATION, a Maryland corporation (“Residential”, and together with Altisource, the “Parties” and each individually, a “Party”), and is dated as of [    ], 2012.

RECITAL

WHEREAS, Residential desires to receive, and Altisource is willing to provide, or cause to be provided, certain Services pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties agree as follows:

1.                                      DEFINED TERMS.

Definitions of certain capitalized terms used in this Agreement are contained in Exhibit 1 to this Agreement, attached hereto and incorporated herein by this reference.

2.                                          SERVICES.

2.1.                            PROVISION OF SERVICES.  Subject to the terms and conditions of this Agreement, Altisource shall provide, or cause to be provided, to Residential and any of Residential’s Affiliates, the Services set forth on Exhibit 2, attached hereto and incorporated herein by this reference, for the respective Service Period shown on Exhibit 2, unless a Service Period is earlier terminated in accordance with Section 6 of this Agreement.  In each case, the Services set forth on Exhibit 2 are further described in the Services Letter.

2.2.                            STATEMENTS OF WORK.  In addition to the Services set forth on Exhibit 2, from time to time during the term of this Agreement the Parties shall have the right to enter into SOWs to set forth the terms of any Additional Services to be performed hereunder.  All SOWs shall be governed by the terms and conditions of this Agreement.  In addition, all SOWs shall be agreed to by each Party, shall be in writing and may contain, to the extent applicable:

(a)                                  The identity of each Party providing or responsible for providing each Service thereunder;

(b)                                 A description of each Service to be performed thereunder;

(c)                                  The applicable Performance Standard for the provision of each Service thereunder;

(d)                                 A description of the penalties of nonperformance and the incentives for performance in accordance with the applicable Performance Standard;

(e)                                  A description of Residential’s criteria for evaluating the acceptance of deliverables;

(f)                                    The amount, schedule and method of compensation for each Service thereunder;

(g)                                 A description of the renewal option for that SOW;

(h)                                 Any support requirements of Residential with respect to each Service thereunder;

(i)                                     Training and support commitments with respect to each Service thereunder; and

(j)                                     Any other terms the Parties desire.

2.3.                            WHEN SERVICES ARE TO BE PROVIDED.  The Services shall be provided on Business Days during hours that constitute regular business hours for each of Residential and Altisource, unless otherwise agreed or as provided on Exhibit 2, in the Services Letter or an applicable SOW.

2.4.                            RIGHT TO RECEIVE SERVICES IS NON-TRANSFERABLE.  Residential shall not resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by Residential and Residential’s Affiliates.  Whenever Residential requires that Altisource provide a Service directly to a Residential Affiliate, Residential shall notify Altisource in writing by identifying the applicable Service and providing the name, contact and billing information of the corresponding Residential Affiliate.  In those instances where Residential requires that Altisource provide Services directly to a Residential Affiliate, all references to Residential in this Agreement, the Service Letter, the Fee Letter and the applicable SOW and Fee Schedule shall be deemed to refer to Residential and/or the applicable Residential Affiliate, as the context may require.

Confidential

2.5.                            STAFFING.  Notwithstanding anything to the contrary in this Section 2 (but subject to the second succeeding sentence), Altisource shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform Services.  Altisource shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service, Altisource shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that:

(a)                                  Altisource shall not be obligated to have any individual participate in the provision of any Service if Altisource determines that such participation would adversely affect Altisource or Altisource’s Affiliates; and

(b)                                 None of Altisource or Altisource’s Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.

2.6.                            ALTISOURCE’S USE OF AFFILIATES TO PROVIDE SERVICES.  Altisource may provide Services through Altisource’s Affiliates, whether by unilateral assignment, designation or subcontract.  To the extent one or more of the Services are required to be performed by a licensed Affiliate, Altisource, in its sole discretion, has the right to: (i) designate the licensed Affiliate or other licensed third party, at Altisource’s sole discretion to provide any Services under this Agreement, the Services Letter and/or any applicable SOW; and/or (ii) assign, in whole or in part, this Agreement, the Services Letter and/or any applicable SOW to such Affiliate without consent.

2.7.                            ALTISOURCE’S USE OF THIRD PARTIES TO PROVIDE SERVICES.  In addition, Altisource and/or Altisource’s Affiliates may engage third-party contractors to perform any of the Services or to provide professional services related to any of the Services.

3.                                      STANDARD OF PERFORMANCE.

Altisource shall use commercially reasonable efforts to provide, or cause to be provided, to Residential each Service in accord with any Performance Standard as may be identified in the applicable SOW.  Notwithstanding the foregoing, Altisource shall not have any obligation hereunder to provide to Residential any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services unless otherwise specified in the Services Letter or applicable SOW.  Residential acknowledges and agrees that Altisource may be providing services similar to the Services provided hereunder that involve the same resources as those used to provide the Services to its and its Affiliates’ business units and other third parties.

4.                                     FEES AND BILLING.

4.1.                            FEES, FEE LETTER.  As compensation for a particular Service, Residential agrees to pay to Altisource the respective amount set forth in (i) the Fee Letter and/or the applicable Fee Schedule for that Service; or (ii) an SOW and/or Fee Schedule with respect to any Additional Service performed pursuant to such SOW.

4.2.                            ANNUAL ADJUSTMENT.  The fees for the Services shall be adjusted each year as negotiated between the Parties in good faith based on prevailing market conditions and inflation.

4.3.                            FEE EXEMPTION.  Residential shall not be obligated to pay fees for (i) new Services, other than Additional Services or Services requested pursuant to an SOW, which Altisource performs without the authorization of Residential, or (ii) Services not provided due to a Force Majeure Event.

4.4.                            BILLING AND PAYMENT.  Altisource shall submit statements of account to Residential on a monthly basis with respect to the Invoiced Amount, setting out the Services provided, and the amount billed to Residential as a result of providing such Services (together with, in arrears, any Commingled Invoice Statement (as defined below) and any other invoices for Services provided by third parties, in each case setting out the Services provided by the applicable third parties).

4.4.1.                     PAYMENT BY WIRE TRANSFER.  Residential shall pay the Invoiced Amount to Altisource by wire transfer of immediately available funds to an account or accounts specified by Altisource, or in such other manner as specified by Altisource in writing, or otherwise reasonably agreed to by the Parties, within thirty (30) days of the date of delivery to Residential of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, Residential shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

4.4.2.                     PAYMENT FROM RESERVE ACCOUNT.  For certain Services, Altisource will require that Residential prefund a dedicated Reserve Fund for the payment of certain expenses in connection with each of those Services, as more particularly described in the SOW and/or the Fee Schedule for each of those respective Services.  Each Reserve Fund will be owned by Residential, but managed by Altisource on behalf of Residential.  If a Reserve Fund has been established pursuant to an SOW and/or Fee Schedule, then Altisource may draw its expenses and pay third party invoices (including Commingled Invoice Statements as defined in Section 4.5) on behalf of Residential directly from the Reserve Fund in accordance with the terms of the applicable SOW and/or Fee Schedule.

4.5.                            THIRD PARTY BILLING, COMMINGLED INVOICES.  Altisource may cause any third party to which amounts are owed by Residential in connection with Services to issue a separate invoice to Residential for such amounts.  Residential shall pay or cause to be paid any such separate third party invoice in accordance with the payment terms thereof.  Altisource shall separate Commingled Invoices and prepare Commingled Invoice Statements, for all Commingled Invoices Altisource receives.  Altisource shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to Residential.  Residential shall, within thirty (30) days after the date of delivery to Residential of such Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third party, and shall deliver evidence of such payment to Altisource.  Altisource shall not be required to use its own funds for payments to any third party providing any of the Services or to satisfy any payment obligation of Residential and any of Residential’s Affiliates to any third party provider; provided, however, that in the event Altisource does use its own funds for any such payments to any third party, Residential shall reimburse Altisource for such payments as invoiced by Altisource within thirty (30) days following the date of delivery of such invoice from Altisource.

4.6.                            INTEREST ON COMMINGLED INVOICES.  Residential acknowledges and agrees that it shall be responsible for any interest or other amounts with respect to any portion of any Commingled Invoice that Residential is required to pay or Altisource pays on Residential’s behalf pursuant to any Commingled Invoice Statement.

4.7.                            BOOKS AND RECORDS, AUDIT RIGHTS.  Altisource shall maintain books and records adequate for the provision of the Services.  At its own expense, Residential may request an audit of the books and records of Altisource to determine performance in accordance with Section 4.4.  If such audit reveals an underpayment of fees, Residential shall promptly pay the underpayment amount in accordance with the terms of this Agreement.  If such audit reveals an overpayment of fees, Altisource shall promptly refund the overpayment amount in accordance with Section 4.4.

4.8.                            SUSPENSION OF SERVICE.  Altisource may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of Residential to make timely any payments required under this Agreement beyond the applicable cure date specified in Section 6.3.1 of this Agreement.

4.9.                            INTEREST, COSTS OF COLLECTION.  In the event that Residential does not make any payment to Altisource when due in accordance with the terms of this Agreement, the Services Letter or the Fee Letter, as applicable, Altisource may, at its option, charge Residential interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor).  In addition, Residential shall reimburse Altisource for all costs of collection of overdue amounts, including any reasonable attorneys’ fees.

4.10.                     FAVORABLE PRICING.  The Parties intend that the fees Altisource charges Residential, as set forth in this Section 4 generally reflect competitively to the industry market rate for comparable services.  Furthermore, the Parties intend that Altisource will provide Residential with preferential pricing with regard to the overall delivery of Services (although not necessarily for each instance when Altisource provides a Service), so that Residential can establish a competitive advantage in the marketplace.

5.                                      TERM.

5.1.                            INITIAL TERM.  The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect, subject to Section 5.2, until the date that is fifteen (15) years from the Effective Date (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with Section 6 of this Agreement.

5.2.                            RENEWAL TERM.  This Agreement will automatically renew for successive two (2) year terms (each, a “Renewal Term”) unless either Party decides that it does not wish to renew this Agreement or any particular Service or SOW hereunder before the expiration of the Initial Term or any Renewal Term, as applicable, by notifying the other Party in writing at least nine (9) months before the completion of the Initial Term or Renewal Term, as applicable.

6.                                      TERMINATION.

6.1.                            DISPUTE RESOLUTION PRIOR TO TERMINATION.  The Parties acknowledge and agree that, prior to initiating any termination of this Agreement or any Service or SOW, the Parties must first follow and comply with the dispute resolution procedures set forth in Section 19.1 of this Agreement.

6.2.                           TERMINATION BY RESIDENTIAL.

6.2.1.                   TERMINATION OF AGREEMENT.

6.2.1.1           Material Breach.  Residential may terminate this Agreement in the event of a material breach by Altisource of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services to be provided hereunder that cannot be or has not been cured by the 60th day following Altisource’s receipt of written notice of such breach given by Residential, which notice shall be given no later than sixty (60) days following the later of the occurrence of such breach or the date upon which Residential should have known of such breach.

6.2.1.2           Altisource’s Insolvency.  Residential may terminate this Agreement if Altisource: (i) becomes insolvent; (ii) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of Altisource and, within sixty (60) days thereof, such Party fails to secure a dismissal thereof; or (iii) makes any assignment for the benefit of creditors, which bankruptcy, insolvency or assignment cannot be or has not been cured by the 60th day following Altisource’s receipt of written notice of such failure given by Residential, which such notice shall be given no later than forty five (45) days following the later of the occurrence of such event or the date upon which Residential should have known of such event.

6.2.2.                   TERMINATION OF SERVICES OR SOWS.

6.2.2.1           Legal Prohibition.  Residential may terminate a particular Service or SOW if Residential is prohibited by law from receiving such Services from Altisource.

6.2.2.2           Legal Violation.  Residential may terminate a particular Service or SOW if Altisource materially violates an applicable law or regulation to which Altisource is subject to governing the performance of a Service, which violation cannot be or has not been cured by the 60th day following Altisource’s receipt of written notice of such violation given by Residential, which such notice shall be given no later than forty five (45) days following the later of the occurrence of such violation or the date upon which Residential should have known of such violation.

6.2.2.3          Government Citation.  Residential may terminate a particular Service or SOW if Altisource is cited by a Governmental Authority for materially violating an applicable law or regulation to which Altisource is subject to governing the performance of a Service, which violation cannot be or has not been cured by the 60th day following Altisource’s receipt of written notice of such violation given by Residential which such notice shall be given no later than forty five (45) days following the later of the occurrence of such citation or the date upon which Residential should have known of such citation.

6.2.2.4           Performance Standards.  Residential may terminate a particular Service or SOW if Altisource materially fails to meet any Performance Standard for a period of two consecutive months or four nonconsecutive months in any rolling twelve (12) month period, which failure cannot be or has not been cured by the 60th day following Altisource’s receipt of written notice of such failure given by Residential, which such notice shall be given no later than forty-five (45) days following the later of the occurrence of such failure or the date upon which Residential should have known of such failure.

6.2.2.5           Discontinuance of Business.  Residential may terminate a particular Service or SOW, in whole or in part, not less than 120 days following Altisource’s receipt of written notice of such termination in the event Residential discontinues the line of business receiving such Services.  In the event Residential terminates such Service or SOW in accordance with this Section 6.2.2.5 unless otherwise set forth herein or in the applicable SOW, or in the event Altisource terminates this Agreement pursuant to Section 6.3.1.10, Residential shall be responsible for payment of the following costs and expenses:

(a)                                  Costs and expenses relating to the re-employment or termination of an employee or employees of Altisource or any of Altisource’s Affiliates who had been previously engaged in providing the Services governed by the terminated Service or SOW;

(b)                                 Costs and expenses relating to existing contracts with third parties that had been entered into by Altisource solely for the provision of Services under such terminated Service or SOW; and

(c)                                  Costs and expenses relating to facilities, hardware and equipment (including depreciation) used solely for the purpose of providing such Services or SOW.

6.2.3.                   ALTISOURCE’S RIGHT TO CURE.  For the avoidance of doubt, with respect to all termination rights granted Residential in this Section 6.2 except for those in Section 6.2.2.1, if Altisource has cured the underlying event or circumstance giving rise to written notice of the same, within the time period specified above, Residential may not terminate this Agreement or the applicable Service or SOW.  Furthermore, if Altisource is unable to effect a cure of the event or circumstance occurring under Section 6.2 within the time period specified, despite a good faith effort to effect such cure, Residential shall allow Altisource such additional time as reasonably required to effect such cure without termination of this Agreement or the applicable Service or SOW, but in no event shall such additional time exceed ninety (90) days unless otherwise agreed by the Parties.

6.3.                          TERMINATION BY ALTISOURCE.

6.3.1.                   ALTISOURCE’S CAUSES FOR TERMINATION.

6.3.1.1           Non-Payment.  Altisource may terminate this Agreement or the particular Service or SOW if Residential fails to make any payment for any portion of Services, which payment remains unmade by the 60th day following Altisource’s giving of written notice of such failure to Residential.

6.3.1.2           Legal Prohibition.  Altisource may terminate this Agreement or the particular Service or SOW if Altisource is prohibited by law from providing such Services to Residential upon Altisource giving written notice of such prohibition to Residential.

6.3.1.3           Change in Law.  Altisource may terminate the Agreement or the particular Service or SOW if there is a change in law that affects such Service upon Altisource giving written notice of such change to Residential.

6.3.1.4           Legal Violation.  Altisource may terminate this Agreement or the particular Service or SOW if Residential materially violates an applicable law or regulation to which Residential is subject to governing the receipt, acceptance or use of a Service, which violation cannot be or has not been cured by the 60th day following Residential’s receipt of written notice of such violation given by Altisource.

6.3.1.5           Government Prohibition.  Altisource may terminate this Agreement or the particular Service or SOW if Residential or Altisource receives an order from a Governmental Authority prohibiting the performance of the Services.

6.3.1.6           Government Citation.  Altisource may terminate this Agreement or the particular Service or SOW if Altisource is notified by a Governmental Authority, due to the actions of Residential, for materially violating any law governing the performance of a Service, which violation cannot be or has not been cured by Residential by the 60th day following Residential’s receipt of written notice of such violation given by Altisource.

6.3.1.7           Residential’s Insolvency.  Altisource may terminate this Agreement or the particular Service or SOW if Residential: (i) becomes insolvent; (ii) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or answer seeking reorganization insolvent or files any petition or readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of Residential and within sixty (60) days thereof Residential fails to secure a dismissal thereof; or (iii) makes any assignment for the benefit of creditors.

6.3.1.8           Intellectual Property Infringement.  Altisource may terminate this Agreement or the particular Service or SOW in the event of any material infringement of Altisource’s intellectual property, by Residential or caused by Residential, including intellectual property developed hereunder pursuant to Section 9 below.

6.3.1.9           Material Breach.  Altisource may terminate this Agreement or the particular Service or SOW in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services to be provided hereunder to Residential that cannot be or has not been cured by the 60th day from Altisource’s giving of written notice of such breach to Residential.

6.3.1.10    Termination of Asset Management Agreement.  In the event Residential terminates that certain Asset Management Agreement by and between Residential and Altisource Asset Management Corporation, dated  as of [    ], 2012 for any reason other than “for cause,” as defined therein, Altisource, in its sole discretion, may:

(a)                                  Terminate this Agreement and/or any or all SOWs, in which case: (i) Residential shall be responsible for payment of the costs and expenses listed in Section 6.2.2.5; and (ii) Altisource, in its sole discretion, may reduce its obligation to provide post-termination services pursuant to Section 6.5 from 270 days to either 180 days or 90 days; or

(b)                                 Continue under this Agreement in full force and effect, except that Altisource, in its sole discretion, may unilaterally nullify Section 4.10 so that Section 4.10 would no longer have any force or effect.

6.3.2.                     RESIDENTIAL’S RIGHT TO CURE.  For the avoidance of doubt, with respect to Section 6.3.1.9 only, if Residential has cured the underlying event or circumstance giving rise to written notice of the same, within the time period specified above, Altisource may not terminate this Agreement or the applicable Service or SOW; provided, however, that Altisource may, if it so states in the written notice required to be provided to Residential pursuant to the above, suspend the Service performed hereunder or under the applicable SOW until Residential has cured such violation or breach, as the case may be.

6.4.                            WIND-DOWN PERIOD. During the period that is six (6) months prior to the date of termination of this Agreement, Altisource shall have no obligation to: (i) expand the scope of its Services under this Agreement or any SOW; (ii) perform any new or additional Services under this Agreement or any SOW; or (iii) invest in hardware, software or equipment for performance against a Service or SOW.

6.5.                            POST-TERMINATION SERVICES.  Subject to Altisource’s rights under Section 6.3.1.10, upon termination of this Agreement and, any SOW or any Services, for any reason whatsoever, Residential may elect to purchase post-termination services from Altisource for a period of 270 days from the date on which this Agreement terminates on the current terms hereunder or in place under the applicable SOW(s).

6.6.                            EFFECTS OF TERMINATION.

6.6.1.                   SERVICES, FEES.  Upon the early termination of any Service or SOW pursuant to this Section 6 or upon the expiration of the applicable Service Period, Altisource shall no longer be obligated to provide such Service (except as provided in Section 6.5); provided that Residential shall be obligated to reimburse Altisource for any reasonable out-of pocket expenses or costs attributable to such termination unless otherwise provided herein or in the applicable SOW(s).

6.6.2.                   NO ESTOPPEL.  No termination, cancelation or expiration of this Agreement shall prejudice the right of either Party hereto to recover any payment due at the time of termination, cancellation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either Party hereto accrued or to accrue by reason of any breach or default by the other Party hereto.

6.6.3.                   TERMINATION OF LICENSE.  The intellectual property licenses granted pursuant to Section 9 of this Agreement shall terminate upon any termination of this Agreement with immediate effect.

6.6.4.                   SURVIVAL. Notwithstanding any provision herein to the contrary, Sections 4, 9, 11, 12, 14, 15, 18 and 19 of this Agreement shall survive the termination of this Agreement.

7.                                      CHANGE ORDER PROCEDURES; TEMPORARY EMERGENCY CHANGES.

7.1.                            PROCEDURE FOR PERMANENT CHANGE ORDERS.  The Parties hereto may change the nature and scope of Services provided hereunder or under any SOW by mutual agreement. The Party seeking the change shall submit a request containing: (i) the identity of the Party requesting such change; (ii) the reason(s) for the change; (iii) a description of the requested change; and (iv) a timetable for the implementation of the change.  The non-requesting Party shall have thirty (30) Business Days to consider the suggested change and either approve or decline such change. For the avoidance of doubt, no change to any Service or SOW will become part of the Performance Standard for such Service or SOW without Altisource’s prior approval.

7.2.                            PROCEDURE FOR TEMPORARY CHANGE ORDERS.  Notwithstanding the foregoing, in the event Altisource is unable to contact Residential’s designated contact for a specific Service or SOW after reasonable effort, Altisource may make temporary changes to any SOW or Services, which Altisource shall document and report to Residential the next Business Day. Such changes shall become permanent only if Altisource subsequently follows the procedures in Section 7.1 hereof for permanent change order procedures. Residential shall not be obligated to pay for any changed Services performed with out it sprior approval.

7.3.                            PROCEDURE FOR EMERGENCY SERVICE REQUESTS.  Residential may, in an emergency, request additional Services to be performed as promptly as practicable, and Altisource shall use its reasonable best efforts to perform such Services as promptly as practicable.  While Altisource will continue to provide services in line with the request from Residential, in the event that Altisource plans to incur materially additional costs in providing this service, Altisource may submit a financial proposal to make Altisource financially whole. In such a case, Residential and Altisource may agree for the one-time increase in payment for the emergency. Such emergency request shall last no longer than thirty (30) Business Days, and Altisource shall have no obligation to continue performing such Services unless Residential follows the procedures in Section 7.1 hereof for permanent change order procedures.

7.4.                            SUPPLEMENTAL PROCEDURES.  The Parties hereto agree to cooperate in good faith to determine and implement additional procedures for change orders as needed.

8.                                      EXCLUSIVITY.

8.1.                            EXCLUSIVE PROVIDER.  During the term of this Agreement, Altisource will be the exclusive provider of all Services to Residential and all of Residential’s Affiliates.

8.1.1.                   RIGHT OF FIRST OPPORTUNITY.  If Residential elects to receive any Additional Service, Residential shall first request a proposal for the provision of such Additional Service from Altisource. Altisource shall have the duration of the Exclusive Tender Period to respond to such request for Additional Service and to provide a proposed SOW to Residential. During the Exclusive Tender Period, Residential shall not solicit proposals or negotiate with any other third party with respect to such request for Additional Service. Upon receipt of Altisource’s proposal for the Additional Service, Residential shall consider such proposal exclusively and shall negotiate with Altisource in good faith with respect to the possible provision by Altisource of such Additional Services.

8.1.2.                   END OF THE EXCLUSIVE TENDER PERIOD.  If, at the end of the Exclusive Tender Period, Altisource and Residential do not agree on the proposed SOW, Residential may solicit proposals from Third Party Additional Service Providers with respect to the Additional Service; provided, however, that Residential shall not disclose any Confidential Information received from Altisource, whether verbal or written, in the proposed SOW or during the Exclusive Tender Period negotiations, and such Confidential Information shall be subject to the terms of Section 11 hereof.  Residential may not agree to a proposed SOW with a Third Party Additional Service Provider where the terms and conditions of the proposed SOW are not materially better than the terms and conditions provided by Altisource.

8.2.                           RESIDENTIAL MAY NOT PROVIDE SERVICES.  Residential shall not develop or provide, for itself or other parties, services reasonably similar to or related to the Services provided by Altisource hereunder or under any SOW or provided by Altisource to other parties under any SOW without first obtaining written approval from Altisource, which Altisource may approve in its sole discretion.

8.3.                            ALTISOURCE MAY PROVIDE SERVICES TO THIRD PARTIES.  For the avoidance of doubt, Altisource shall not be restricted from providing services to a third party that are similar or identical to the Services provided hereunder or under any SOW.

9.                                      INTELLECTUAL PROPERTY.

9.1.                            RETENTION OF RIGHTS.

9.1.1.                   BY ALTISOURCE.  Altisource shall retain all rights to all technology and intellectual property owned or licensed by Altisource prior to the provision of Services hereunder or developed by Altisource during the course of and in association with the provision of Services under this Agreement by Altisource, including all derivative works.

9.1.2.                   BY RESIDENTIAL.  Residential shall retain all rights to all intellectual property owned or licensed by Residential prior to the provision of Services hereunder or developed by Residential during the course of and in association with the provision of Services by Altisource under this Agreement, including all derivative works.

9.2.                            GRANT OF LIMITED LICENSES.  Each Party grants to the other and their Affiliates a limited, non-exclusive, fully paid-up, nontransferable, revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to such Party solely to the extent necessary for the other Party to perform its obligations hereunder.

9.3.                            TERMINATION OF LIMITED LICENSES.  For the avoidance of doubt, this license will terminate upon the termination, cancellation or expiration of this Agreement.

10.                               ACCESS; RELATIONSHIP EXECUTIVES.

10.1.                     ACCESS TO RESIDENTIAL’S PREMISES AND RECORDS.  Residential shall permit Altisource and its employees and representatives access, on Business Days during hours that constitute regular business hours for Residential and upon reasonable prior request, to the premises of Residential and such data, books, records and personnel designated by the Residential as involved in receiving or overseeing the Services as Altisource may reasonably request for the purposes of providing the Services.  Altisource shall provide Residential, upon reasonable prior written notice, such documentation relating to the provision of the Services as Residential may reasonably request for the purposes of confirming any Invoiced Amount pursuant to this Agreement. Any documentation so provided by Altisource pursuant to this Section 10.1 will be subject to the confidentiality obligations set forth in Section 11.

10.2.                     RELATIONSHIP EXECUTIVES.  Each Party hereto shall designate a Relationship Executive to report and discuss issues with respect to the provision of the Services.  Each Party hereto shall designate successor Relationship Executives in the event that a designated Relationship Executive is not available to perform such role hereunder.  The initial Relationship Executive designated by Residential shall be Ashish Pandey and the initial Relationship Executive designated by Altisource shall be William B. Shepro.  Either Party may replace its Relationship Executive at any time by providing written notice thereof to the other Party hereto.

11.                               CONFIDENTIALITY.

11.1.                     DUTY TO PROTECT CONFIDENTIAL INFORMATION.  Subject to Section 11.2, each of Residential and Altisource are to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information pursuant to policies in effect as of the Effective Date, all Confidential Information concerning the other Party and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder, except to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party, which sources are not known by such Party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or Confidential Information of the other Party.

11.2.                     PERMITTED DISCLOSURES.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Confidential Information (excluding Confidential Information described in clauses (i), (ii) and (iii) of Section 11.1) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 11.3.

11.3.                     REQUIRED DISCLOSURES.  In the event that either Party either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by law, notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request may thereafter disclose or provide Confidential Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

11.4.                     RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION.  Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement, each Party will promptly, after request of the other Party, either return the Confidential Information to the other Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that any Confidential Information not returned in a tangible form (including any such Confidential Information that exists in an electronic form) has been destroyed (as have such copies thereof and such notes, extracts or summaries based thereon).

12.                               LIMITATION OF LIABILITY; INDEMNIFICATION.

12.1.                     WAIVER BY RESIDENTIAL.  Other than the statements expressly made by Altisource in this Agreement or in any SOW, Altisource makes no representation or warranty, express or implied, with respect to the

Services and, except as provided in Section 12.2, Residential hereby waives, releases and renounces all other representations, warranties, obligations and liabilities of Altisource, and any other rights, claims and remedies of Residential against Altisource, express or implied, arising by law or otherwise, with respect to any nonconformance, durability, error, omission or defect in any of the Services, including: (i) any implied warranty of merchantability, fitness for a particular purpose or noninfringement; (ii) any implied warranty arising from course of performance, course of dealing or usage of trade; and (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of Altisource.

12.2.                     ALTISOURCE’S LIABILITY.  None of Altisource or any of Altisource’s Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by Altisource or such person under or in connection with this Agreement, except that Altisource shall be liable for direct damages or losses incurred by Residential arising out of the gross negligence or willful misconduct of Altisource or any of Altisource’s Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-infact, contractors or other representatives in the performance or nonperformance of the Services.

12.3.                     LIMITATIONS OF LIABILITY.  In no event shall (i) the amount of damages or losses for which Altisource and Residential may be liable under this Agreement exceed the fees due to Altisource for the most recent six (6) month period under the applicable Service or SOW(s), provided that if Services have been performed for less than six (6) months, then the damages or losses will be limited to the value of the actual Services performed during such period; or (ii) the aggregate amount of all such damages or losses for which Altisource may be liable under this Agreement exceed $1,000,000; provided, that, no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 11 (relating to confidentiality), infringement of intellectual property, fraud or criminal acts.  Except as provided in Section 12.2 hereof, none of Altisource or Residential or any of their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.

12.4.                     CONTRIBUTORY NEGLIGENCE, WILLFUL MISCONDUCT.  Notwithstanding anything to the contrary herein, none of Altisource or any of Altisource’s Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for damages or losses incurred by Residential for any action taken or omitted to be taken by Altisource or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, Residential and any of Residential’s Affiliates.

12.5.                     LIMITATION ON CERTAIN DAMAGES.  Without limiting Section 12.2 hereof, no Party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall in any event have any obligation or liability to the other Party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive or imputed negligence) or otherwise for consequential, incidental, indirect, special or punitive damages, whether foreseeable or not, arising out of the performance of the Services of this Agreement, including any loss of revenue or profits, even if a Party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Section 12.5 shall not limit the indemnification obligations hereunder of either Party hereto with respect to any liability that the other Party hereto may have to any third party not affiliated with Altisource or Residential for any incidental, consequential, indirect, special or punitive damages.

12.6.                     INDEMNIFICATION.  Each Party shall indemnify and hold the other Party, its respective Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-infact, contractors or other representatives (individually or collectively, as applicable, the “Indemnified Party”) harmless from and against any and all damages, claims or losses that the Indemnified Party may at any time suffer or incur, or become subject to, as a result of the gross negligence or willful misconduct of the indemnifying Party in connection with this Agreement or the Services provided hereunder, except those damages, claims or losses incurred by the Indemnified Party arising out of the negligence, gross negligence or willful misconduct of the Indemnified Party.

13.                               COMPLIANCE WITH LAW.

Altisource shall provide the Services under this Agreement and any SOW, and Residential shall conduct its businesses relating to receipt of those Services, in compliance with all applicable Laws.

14.                               TAXES.

Unless otherwise provided herein or in an applicable SOW, each Party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that Party as a result of the transactions contemplated hereby. Any amounts payable under this Agreement are exclusive of Sales Taxes, and an amount equal to such Sales Taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 14, be paid by Residential to Altisource in addition to the amounts otherwise payable under this Agreement.  In each case where an amount in respect of Sales Tax is payable by Residential in respect of a Service provided by Altisource, Altisource shall furnish in a timely manner a valid Sales Tax receipt or invoice to Residential in the form and manner required by applicable law to allow Residential to recover such tax to the extent allowable under such law.

15.                               PUBLIC ANNOUNCEMENTS.

No Party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party hereto unless otherwise required by law, in which case the Party making the press release, public announcement or communication shall give the other Party reasonable opportunity to review and comment on such and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

16.                               RELATIONSHIP OF THE PARTIES.

The Parties hereto are independent contractors and none of the Parties hereto is an employee, partner or joint venturer of the other.  Under no circumstances shall any of the employees of a Party hereto be deemed to be employees of the other Party hereto for any purpose.  Except as expressly provided herein, none of the Parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venture of the other by reason of this Agreement.

17.                               FORCE MAJEURE.

Neither Party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by a Force Majeure Event.  During the pendency of such Force Majeure Event, each of the Parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination  of such intervening event, promptly resume its obligations under this Agreement.

18.                               NON-SOLICITATION.

Each Party acknowledges that the value to the other Party of its business and the transactions contemplated by this Agreement would be substantially diminished if one Party were to solicit the employment of or hire any employee of the other Party or any of its Affiliates.  Accordingly, each Party agrees that it shall not, directly or indirectly and without the prior consent of the other Party, solicit the employment of, or hire, employ or retain, or otherwise encourage or cause to leave employment with the other Party, or cause any other Person to hire, employ or retain, or otherwise encourage or cause to leave employment with the other Party or any of its Affiliates, any Person who is or was employed by the other Party or any of its Affiliates at any time within twelve (12) months preceding the time of such solicitation or hiring, employment, retention or encouragement except with the written consent of the other Party.

19.                               DISPUTE RESOLUTION PROVISIONS.

19.1.                     DISPUTE RESOLUTION - GENERAL.

It is the intent of the Parties to use reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, a Party involved in a dispute, controversy or claim must deliver an Escalation Notice to the other Party demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the Relationship Executive, or like officer or official, of the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  In response to the Escalation Notice, the Relationship Executives shall set an agenda, location and, if necessary, procedures, to discuss, negotiate and resolve the matter(s) set forth in the Escalation Notice. The Parties shall use reasonable best efforts to meet no later than thirty (30) days following receipt of the Escalation Notice delivered pursuant to Section 20.6 of this Agreement.  Neither Party may initiate a termination of this Agreement pursuant to Section 6 of this Agreement or initiate a legal action or proceeding pursuant to Section 19.2 of this Agreement until the earlier to occur of: (i) the 45th day following the delivery of the Escalation Notice pursuant to Section 20.6 of this Agreement; or (ii) two Business Days following the second meeting (either by phone or in person) of the Relationship Executives or their designees to specifically address the matter(s) set forth in the Escalation Notice.

19.2.                     JURISDICTION, VENUE.  Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Grand Duchy of Luxembourg (if any Party to such action or proceeding has or can acquire jurisdiction), and each of the Parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section may be served on any Party anywhere in the world.  The Parties acknowledge and agree that, prior to initiating any legal action or proceeding under this Agreement, the Parties must first follow and comply with the dispute resolution procedures set forth in Section 19.1 above.

19.3.                     GOVERNING LAW.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the Grand Duchy of Luxembourg irrespective of the choice of law principles.

19.4.                     WAIVER OF JURY TRIAL.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

19.5.                     SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF, EQUITABLE REMEDIES.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

20.                               GENERAL CONTRACT PROVISIONS.

20.1.                     INTERPRETATION.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 20.9. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

20.2.                     ASSIGNMENT.

This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns.  Except as provided in Section 2.6 with regard to Altisource’s ability to unilaterally assign, in whole or in part, its obligations to one or more Affiliates or licensed third parties, no Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party hereto; provided, however, that either Party may assign this Agreement without the consent of the other Party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the consolidated assets of such Party. Any purported assignment in violation of this Section 20.2 shall be void and shall constitute a material breach of this Agreement.

20.3.                     ENTIRE AGREEMENT.  This Agreement, the schedules hereto and the Services Letter, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

20.4.                     THIRD PARTY BENEFICIARIES.  Except for the indemnification rights under this Agreement (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

20.5.                     DUE AUTHORITY, PROPER EXECUTION.  Residential represents on behalf of itself and Altisource represents on behalf of itself as follows:

(a)                                  Each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b)                                 This Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof.

20.6.                     NOTICES.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, or (b) at noon local time on the second Business Day after dispatch if sent by an internationally recognized overnight courier; and (c) if such notice is to Altisource, when (a) or (b) has occurred and a copy is sent and received by e-mail to: contractmanagement@altisource.com.

If to Altisource: Altisource Solutions S.à r.l. 291 route d’Arlon Luxembourg City, Luxembourg L-1150 Attention: Corporate Secretary	If to Residential: Altisource Residential Corporation c/o Altisource Asset Management Corporation 402 Strand St. Frederiksted, VI 00840-3531 Attn: Corporate Secretary
With a copy to: contractmanagement@altisource.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

20.7.                     SEVERABILITY.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to affect the original intent of the Parties.

20.8.                     HEADINGS.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.9.                     WAIVERS AND AMENDMENTS MUST BE IN WRITING.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.  Waiver by any Party hereto of any default by any other Party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

20.10.              ALTISOURCE’S RIGHT TO AMEND.  Notwithstanding the first sentence of Section 20.9, Altisource shall have the right to amend or terminate any Service, SOW, Fee Schedule and/or this Agreement unilaterally, if the subject matter of any Service, SOW, Fee Schedule and/or this Agreement becomes materially and adversely impacted by changes in any Laws.  To the extent Altisource exercises its right to amend any of those documents, as provided in this Section, any amendment must be limited to mitigating the impact of the change of Laws so that Altisource can continue providing the applicable Services to Residential as if the change of Laws had not occurred.  To the extent the changes in such Laws allow, any amendment or termination will be effective thirty (30) days after Altisource provides written notice to Residential.  To the extent that the change of Laws require the amendment or termination to be effective prior to thirty (30) days, it will be effective as required.

20.11.              COUNTERPARTS.  This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto or thereto and delivered to the other Parties hereto or thereto.

20.12.              ELECTRONIC SIGNATURES.  This Agreement may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et. seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the Contract Date.

RESIDENTIAL:	ALTISOURCE:

ALTISOURCE RESIDENTIAL CORPORATION	ALTISOURCE SOLUTIONS S.À R.L.

By:	By:

Name (Print):	Name:	William B. Shepro

Title:	Title:	Manager

MASTER SERVICES AGREEMENT

EXHIBIT 1

(DEFINITIONS)

1.                                     INTEGRATION WITH AGREEMENT.

This “Exhibit 1” (“Exhibit 1”) is attached to, and incorporated into, that certain Master Services Agreement by and between Altisource Solutions S.á r.l. (“Altisource”) and Altisource Residential Corporation (“Residential”) and dated as of [    ], 2012.  Neither the Agreement nor this Exhibit 1 shall be construed or interpreted without the other.

2.                                     DEFINITIONS.

For purposes of the Agreement, including all Schedules thereto, the following defined terms shall have the meanings set forth in this Section or in the cross-referenced section of the Agreement indicated below.

2.1.                            AFFILIATE. The term “Affiliate” means with respect to any Person (a “Principal”) (a) any directly or indirectly wholly-owned subsidiary of such Principal, (b) any Person that directly or indirectly owns 100% of the voting stock of such Principal or (c) a Person that controls, is controlled by or is under common control with such Principal.  As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.  Furthermore, with respect to any Person that is partially owned by such Principal and does not otherwise constitute an Affiliate (a “Partially-Owned Person”), such Partially-Owned Person shall be considered an Affiliate of such Principal for purposes of this Agreement if such Principal can, after making a good faith effort to do so, legally bind such Partially-Owned Person to this Agreement.

2.2.                            ADDITIONAL SERVICES.  The term “Additional Services” means a service that:

(a)                                  Is reasonably similar or related to the Services provided hereunder or under any SOW or provided by Altisource to other parties under any SOW; and

(b)                                 Reasonably would be expected to involve a purchase volume greater than $100,000 on an annual basis.

2.3.                            AGREEMENT.  The term “Agreement” means this Master Services Agreement by and between Altisource and Residential and dated as of [    ], 2012, including all Schedules attached thereto, as well as any SOWs entered into pursuant to Section 2.2.

2.4.                            BUSINESS DAY.  The term “Business Day” means any day which is not a Saturday, Sunday or official holiday of the United States Federal Reserve System Banks and Branches.

2.5.                            COMMINGLED INVOICE.  The term “Commingled Invoice” means any third party invoice that aggregates Services and/or Additional Services for the benefit of Residential, on the one hand, with services not for the benefit of Residential, on the other hand.

2.6.                            COMMINGLED INVOICE STATEMENT.  The term “Commingled Invoice Statement” means a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services and/or the Additional Services rendered for the benefit of Residential.

2.7.                              CONFIDENTIAL INFORMATION.  The term “Confidential Information” means all confidential information concerning one Party that is either in the other Party’s possession (including Confidential Information in its possession prior to the Effective Date) or is furnished by one Party to the other Party or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement.

2.8.                            CONTRACT DATE.  The term “Contract Date” means [    ], 2012.

2.9.                            EFFECTIVE DATE.  The term “Effective Date” means [    ], 2012.

2.10.                      ESCALATION NOTICE.  The term “Escalation Notice” means a notice demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity) for the purpose of resolving a dispute, controversy or claim.

2.11.                      EXCLUSIVE TENDER PERIOD.  The term “Exclusive Tender Period” means the period of time beginning on the date Altisource receives a request from Residential for a proposal from Altisource for the provision of Additional Service and ending sixty (60) Business Days thereafter.

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2.12.                      FEE LETTER.  The term “Fee Letter” means that certain Fee Letter by and between Altisource and Residential dated as of the Contract Date of the Agreement.

2.13.                      FEE SCHEDULE.  The term “Fee Schedule” means a fee schedule entered into between the Parties with regard to the compensation due Altisource by Residential specifically for certain Services Altisource provides Residential in accordance with a particular Statement of Work.

2.14.                      FORCE MAJEURE EVENT.  The term “Force Majeure Event” means strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that Party.

2.15.                      GOVERNMENTAL AUTHORITY.  The term “Governmental Authority” means any duly constituted body politic, whether elected, appointed or otherwise generally acknowledged as the legitimate sovereign government of the applicable jurisdiction, including but not limited to international, national, federal, state, regional, local and municipal branches of government.

2.16.                      INITIAL TERM.  See Section 5.1 of the Agreement.

2.17.                      INVOICED AMOUNT.  The term “Invoiced Amount” means all amounts due and payable by Residential to Altisource as shown on each respective statement of account periodically submitted by Altisource to Residential.

2.18.                      Laws.  The term “Laws” means all laws, rules, regulations, orders, ordinances, directions and requirements of any Governmental Authority, now in force or which may hereafter be in force, including, without limitation, privacy and data protection laws, labor and overtime laws, tax laws, the U.S. Foreign Corrupt Practices Act, environmental protection laws and all requirements from any Governmental Authority to maintain necessary licenses and permits.

2.19.                      PERFORMANCE STANDARD.  The term “Performance Standard” means any quality standards, service level requirements, specifications and acceptance criteria as may be identified in an SOW.

2.20.                      PERSON.  The term “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any Governmental Authority or any other entity.

2.21.                      REDUCED COST SERVICE. See Section 4.10 of the Agreement.

2.22.                      RELATIONSHIP EXECUTIVE.  The term “Relationship Executive” means an individual designated by each Party to serve as the primary relationship manager for the other Party.

2.23.                     RELEVANT SERVICES.  See Section 4.10 of the Agreement.

2.24.                      RENEWAL TERM.  See Section 5.2 of the Agreement.

2.25.                      RESERVE FUND.  The term “Reserve Fund” means a certain account prefunded by Residential for the authorized payment by Altisource of anticipated forecast fees and expenses incurred in the delivery of a Service and as described more fully in the applicable SOW and/or the Fee Letter.

2.26.                      SALES TAX.  The term “Sales Tax” means any goods and services taxes, value added taxes, sales taxes or similar taxes, now or hereinafter imposed, on the performance or delivery of Services.

2.27.                      SERVICES.  The term “Services” means the services set forth on Exhibit 2 of the Agreement, and/or in any SOWs, as the context requires.  The term “Services” includes, but is not limited to, Additional Services.

2.28.                      SERVICES LETTER.  The term “Services Letter” means that certain Services Letter by and between Altisource and Residential dated as of the Contract Date of the Agreement.

2.29.                      SERVICE PERIOD.  The term “Service Period” means, for each service set forth on Exhibit 2 of the Agreement, the period of time commencing on the Effective Date of the Agreement through the respective period specified on Exhibit 2 of the Agreement.

2.30.                      STATEMENT OF WORK (SOW).  The terms “Statement of Work” and “SOW” are used interchangeably and mean a statement of work entered into between the Parties with regard to a Service.

2.31.                      THIRD PARTY ADDITIONAL SERVICE PROVIDER.  The term “Third Party Additional Service Provider” means any third party requested by Residential to submit and negotiate proposals with regard to Additional Services.  For the avoidance of doubt, the term “Third Party Additional Service Provider” may or may not refer to a third party who provides Additional Services to Residential.

2.32.                      THIRD PARTY BILLINGS.  The term “Third Party Billings” means any amounts separately invoiced to Residential from a third party and payable by Residential in connection with delivery of Services.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Exhibit 1 as of the Contract Date.

RESIDENTIAL:	ALTISOURCE:

ALTISOURCE RESIDENTIAL CORPORATION	ALTISOURCE SOLUTIONS S.À R.L.

By:	By:

Name (Print):	Name:	William B. Shepro

Title:	Title:	Manager

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MASTER SERVICES AGREEMENT

EXHIBIT 2

(SERVICES)

1.                                     INTEGRATION WITH AGREEMENT.

This “Exhibit 2” (“Exhibit 2”) is attached to, and incorporated into, that certain Master Services Agreement by and between Altisource Solutions S.á r.l. (“Altisource”) and {Altisource Residential, L.P.} (“Residential”) and dated as of [    ], 2012.  Neither the Agreement nor this Exhibit 2 shall be construed or interpreted without the other.

2.                                     SERVICES.

Altisource shall provide the following Services to Residential and any of Residential’s Affiliates in accordance with the terms as set forth in this Agreement and any Service Letters, SOWs and/or Fee Letters as agreed upon by the Parties:

Service		Service Period (Years)
1	Asset Management Services	15
2	Renovation Services	15
3	Property Preservation and Inspection Services	15
4	Valuation Services	15
5	Acquisition and Sales Support Services	15
6	Insurance Services	15
7	Leasing and Property Management Services	15

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Exhibit 2 as of as of the Contract Date.

RESIDENTIAL:	ALTISOURCE:

ALTISOURCE RESIDENTIAL CORPORATION	ALTISOURCE SOLUTIONS S.À R.L.

By:	By:

Name (Print):	Name:	William B. Shepro

Title:	Title:	Manager

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